Exhibit 5.1

Harney Westwood & Riegels LP
Craigmuir Chambers, PO Box 71
Road Town, Tortola VG1110
British Virgin Islands
Tel: +1 284 494 2233
Fax: +1 284 494 3547

4 March 2024

george.weston@harneys.com
+1 284 852 4333

058788.0001-GYW-MTT

Green Giant Enterprise Inc.

Craigmuir Chambers, PO Box 71

Road Town, Tortola,

VG1110, British Virgin Islands

Dear Sir or Madam

Green Giant Enterprise Inc., Company No 2129654 (the Company)

We are lawyers qualified to practise in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in connection with the Company’s registration statement on Form F-4and registered with the Securities and Exchange Commission on or around the date of this opinion under the United States Securities Act of 1933, as amended (the Registration Statement) The Registration Statement relates to the merger of Green Giant Inc. (GGE) with the Company (the Merger). Pursuant to the Registration Statement, the Merger relates to GGE’s common stock shares being converted into the right to receive an equal number of ordinary shares in the Company (the Converted Shares).

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Due Authorisation. The Company has, pursuant to the Resolutions, authorized the Merger including the issuance of the Converted Shares on the effectiveness of the Merger.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

A list of partners is available for inspection at our offices.

604380496.2

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

3	Due Issuance. Upon the Merger being effected in accordance with the laws of the British Virgin Islands, the Converted Shares will be duly and validly issued and outstanding as fully paid and non-assessable (which term when used in this opinion means that no further sums will be required to be paid by holders thereof in connection with the issue of the shares).

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is rendered for your benefit in connection with the transactions contemplated herein. It may be disclosed on a non-reliance basis to (i) your professional advisers (acting only in that capacity); (ii) any person to whom disclosure is required to be made by applicable law or pursuant to the rules or regulations of any regulatory body exercising jurisdiction over you, (iii) in connection with any judicial proceedings; and (iv) any of your successors in title and assignees. It may not be used, disclosed to or relied upon by any other party or for any other purpose.

Yours faithfully

Harney Westwood & Riegels LP

Schedule 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 13 September 2023, which our searches dated 1 March 2024 indicated were not subsequently amended;

2	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 1 March 2024 of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 1 March 2024;

4	a certificate of good standing issued by the Registrar of Corporate Affairs with respect to the Company dated 1 March 2024;

5	the records of proceedings on file with, and available for inspection on 1 March 2024 at the High Court of Justice, British Virgin Islands; and

6	a copy of the written resolutions of the sole shareholder of the Company dated 1 March 2024 approving, and authorising the Merger (the Resolutions),

(1 to 6 above are the Corporate Documents).

The Corporate Documents are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Solvency. The Company was on the date of execution of the Transaction Document able to pay its debts as they fall due, and entering into the Transaction Document will not cause the Company to become unable to pay its debts as they fall due.

2	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Document conforms in every material respect to the latest draft of the same produced to us and, where the Transaction Document has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

3	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete. The information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Resolutions. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

Schedule 3

Qualifications

1	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

2	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

3	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the British Virgin Islands.

4	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act 2018.

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